Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Third Quarter Results

•                  Third quarter sales increase 7.4 percent to a record $609.6 million driven by increased demand for professional segment products

•                  Quarterly earnings per share increase 8.0 percent to a record $0.94

•                  Company raises full year outlook

BLOOMINGTON, Minn. (August 20, 2015) — The Toro Company (NYSE: TTC) today reported net earnings of $53.3 million, or $0.94 per share, on a net sales increase of 7.4 percent to $609.6 million for its fiscal third quarter ended July 31, 2015. In the comparable fiscal 2014 period, the company delivered net earnings of $50 million, or $0.87 per share, on net sales of $567.5 million.

“Favorable summer growing conditions, particularly in our domestic markets, coupled with the success of new product introductions drove increased retail sales for the quarter,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “On behalf of our global team, we are pleased to deliver record third quarter results as we benefit from the growth provided by the recent acquisition of the BOSS® line of snow and ice management products as well as ongoing demand for our Toro® and Exmark® branded landscape contractor equipment.  We also saw strong growth in our specialty construction business and consistent performance in our residential segment, driven by solid world-wide demand for zero-turn riding mowers and domestic demand for walk power mowers,” said Hoffman.

For the first nine months, Toro reported net earnings of $178 million, or $3.13 per share, on a net sales increase of 8.6 percent to $1.910 billion.  In the comparable fiscal 2014 period, the company posted net earnings of $163 million, or $2.82 per share, on net sales of $1.759 billion.

“Now in our fourth quarter, we are encouraged by the strong retail sales results we are seeing across our businesses.  We will manage the impacts of unfavorable foreign currency rate conditions, which are expected to continue, as well as the extended drought like conditions in certain regions of the country.  We are seeing solid fourth quarter demand for residential and professional snow and ice management products on the heels of a strong snow season in North America in fiscal 2014. We believe that we are well-positioned with our portfolio of innovative products to drive market share, grow revenue and deliver strong full-year results.”

The company has raised its full-year earnings outlook to about $3.50.  Similarly, expected full-year revenue for fiscal 2015 has been refined to about 10%, a change from the previous expectation of about 8 to 10 percent.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the third quarter totaled $422 million, up 9.7 percent from $384.7 million in the same period last year. Incremental sales of our recently acquired BOSS® snow and ice management products, as well as solid demand for new landscape contractor products, and rental and specialty construction equipment contributed to the growth for the quarter. For the first nine months, professional segment net sales were $1,314.5 million, up 8.8 percent from the comparable fiscal 2014 period. Year-to-date, increased sales were attributed to the addition of the BOSS® snow and ice management products to our professional portfolio, as well as new product introductions in our landscape contractor business. Somewhat offsetting the sales growth in both periods were unfavorable currency exchange rates, as well as impactful weather conditions in certain regions adversely affecting irrigation product sales.

•                  Professional segment earnings for the third quarter totaled $82.3 million, up 9.9 percent from $74.8 million in the same period last year. For the first nine months, professional segment earnings were $258.7 million, up 5.7 percent from the comparable fiscal 2014 period.

Residential

•                  Residential segment net sales for the third quarter were $176 million, up 0.1 percent from $175.7 million in the same period last year. The relatively flat comparison is due to quarter-end timing of new snow product introductions for preseason shipments, the benefit of which is an anticipated increase in fourth quarter shipments.  Lack of snowfall in Europe for the last two seasons has also contributed to the flat preseason activity for that region.  For the first nine months, residential segment net sales were $578.6 million, up 8.4 percent from the comparable fiscal 2014 period. Increased world-wide sales of zero-turn riding mowers and domestic walk power mowers, as well as expanded retail placement contributed to the growth in both periods. Somewhat offsetting growth in both the quarter and year-to-date periods were continued unfavorable currency exchange rates.

•                  Residential segment earnings for the third quarter were $20.6 million, up 10.0 percent from $18.7 million from the same period last year. For the first nine months, residential segment earnings were $69.1 million, up 14.0 percent from the comparable fiscal 2014 period.

OPERATING RESULTS

Gross margin as a percent of sales for the third quarter was 35.5 percent, a decrease of 10 basis points from the same period last year. The decrease is primarily due to unfavorable currency exchange rates, somewhat offset by favorable segment mix. For the first nine months, gross margin as a percent of sales was 34.9 percent, a decrease of 90 basis points from the same period last year, also primarily due to unfavorable currency exchange rates.

Selling, general and administrative (SG&A) expense as a percent of sales for the third quarter was 22.5 percent, a decrease of 40 basis points from the same period last year. For the first nine months, SG&A expense as a percent of sales was 21.2 percent, a decrease of 80 basis points from the same period last year. For both periods, the decreases were primarily due to the leveraging of expenses over higher sales volumes.

Operating earnings as a percent of sales for the third quarter was 13.0 percent, an increase of 30 basis points from the same period last year. Operating earnings as a percent of sales for the first nine months was 13.7 percent, a slight decrease of 10 basis points from the same period last year.

Interest expense for the third quarter was up $1 million from the same period last year, and interest expense for the first nine months was up $3 million from the same period last year.  For both periods, the increases were primarily due to the additional long-term debt issued in connection with the BOSS® acquisition.

The effective tax rate for the third quarter was 31.3 percent, compared to 29.4 percent in the same period last year. For the first nine months, the effective tax rate was 30.4 percent, compared to 31.7 percent in the same period last year, primarily due to the benefit realized in our first quarter from the retroactive reenactment of the domestic research tax credit for calendar year 2014.

Accounts receivable at the end of the third quarter totaled $227.8 million, up 5.7 percent compared to the same period last year. Net inventories were $350.2 million, up 19.2 percent compared to the same period last year. Trade payables were $169.9 million, up 0.6 percent compared to the same period last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.2 billion in fiscal 2014, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL

August 20, 2015 at 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 20, 2015. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability and tax policies in the countries in which we manufacture or sell our products; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including our acquisition of the BOSS® professional snow and ice management business; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, Tier 4 emissions requirements, conflict mineral disclosure, taxation, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements made herein to reflect events or circumstances after the date hereof.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Net sales	$609,615	$567,540	$1,910,068	$1,758,551
Gross profit	216,390	202,080	667,361	630,134
Gross profit percent	35.5%	35.6%	34.9%	35.8%
Selling, general, and administrative expense	136,985	130,043	405,079	386,620
Operating earnings	79,405	72,037	262,282	243,514
Interest expense	(4,587)	(3,629)	(14,071)	(11,065)
Other income, net	2,798	2,390	7,515	6,220
Earnings before income taxes	77,616	70,798	255,726	238,669
Provision for income taxes	24,292	20,785	77,689	75,701
Net earnings	$53,324	$50,013	$178,037	$162,968

Basic net earnings per share	$0.96	$0.89	$3.19	$2.88

Diluted net earnings per share	$0.94	$0.87	$3.13	$2.82

Weighted average number of shares of common stock outstanding — Basic	55,310	55,965	55,739	56,494

Weighted average number of shares of common stock outstanding — Diluted	56,552	57,320	56,953	57,800

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Professional	$421,994	$384,678	$1,314,474	$1,208,707
Residential	175,977	175,717	578,587	533,664
Other	11,644	7,145	17,007	16,180
Total *	$609,615	$567,540	$1,910,068	$1,758,551

* Includes international sales of	$136,626	$141,649	$474,911	$498,029

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Professional	$82,253	$74,835	$258,727	$244,665
Residential	20,566	18,698	69,131	60,654
Other	(25,203)	(22,735)	(72,132)	(66,650)
Total	$77,616	$70,798	$255,726	$238,669

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	July 31, 2015	August 1, 2014
ASSETS
Cash and cash equivalents	$110,335	$177,894
Receivables, net	227,806	215,595
Inventories, net	350,194	293,761
Prepaid expenses and other current assets	39,743	33,764
Deferred income taxes	43,339	38,735
Total current assets	771,417	759,749

Property, plant, and equipment, net	220,322	202,828
Deferred income taxes	26,364	25,951
Goodwill and other assets, net	341,848	139,299
Total assets	$1,359,951	$1,127,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$23,279	$140
Short-term debt	5,189	1,134
Accounts payable	169,927	168,956
Accrued liabilities	300,576	289,519
Total current liabilities	498,971	459,749

Long-term debt, less current portion	358,053	223,800
Deferred revenue	11,324	11,102
Deferred income taxes	7	5,969
Other long-term liabilities	26,423	14,474
Stockholders’ equity	465,173	412,733
Total liabilities and stockholders’ equity	$1,359,951	$1,127,827

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended
	July 31, 2015	August 1, 2014
Cash flows from operating activities:
Net earnings	$178,037	$162,968
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from finance affiliate	(6,223)	(5,598)
Provision for depreciation, amortization, and impairment loss	45,944	38,104
Stock-based compensation expense	7,815	8,478
Increase in deferred income taxes	(2,096)	(43)
Other	(67)	2
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(74,916)	(59,774)
Inventories, net	(67,902)	(53,716)
Prepaid expenses and other assets	(5,563)	1,167
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	92,985	72,625
Net cash provided by operating activities	168,014	164,213

Cash flows from investing activities:
Purchases of property, plant, and equipment	(37,544)	(53,228)
Proceeds from asset disposals	77	161
Distributions from finance affiliate, net	1,928	2,324
Acquisitions, net of cash acquired	(198,329)	(715)
Net cash used in investing activities	(233,868)	(51,458)

Cash flows from financing activities:
(Repayments of) increase in short-term debt	(16,283)	300
(Repayments of) increase in long-term debt	(3,831)	18
Excess tax benefits from stock-based awards	7,808	8,536
Proceeds from exercise of stock options	8,615	6,813
Purchases of Toro common stock	(90,993)	(100,507)
Dividends paid on Toro common stock	(41,794)	(33,871)
Net cash used in financing activities	(136,478)	(118,711)

Effect of exchange rates on cash and cash equivalents	(2,206)	857

Net decrease in cash and cash equivalents	(204,538)	(5,099)
Cash and cash equivalents as of the beginning of the period	314,873	182,993

Cash and cash equivalents as of the end of the period	$110,335	$177,894